Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Hayward Holdings, Inc. of our report dated February 16, 2021, except for the effects of the stock split discussed in Note 21 to the consolidated financial statements, as to which the date is March 3, 2021, relating to the financial statements, which appears in Hayward Holdings, Inc.’s Prospectus dated March 11, 2021, filed pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement on Form S-1, as amended (No. 333-253184).

/s/ PricewaterhouseCoopers LLP
New York, New York
March 16, 2021